Exhibit 10.1

EXECUTION VERSION

GUARANTEE

Ocwen Financial Corporation (“Guarantor”) irrevocably guarantees each and every representation, warranty, covenant, agreement and other obligation of Purchaser, and/or any of its permitted assigns, and the full and timely performance of their respective obligations under the provisions of (i) that certain Mortgage Servicing Rights Purchase and Sale Agreement (the “Purchase Agreement”), dated as of June 13, 2013, by and between Ocwen Loan Servicing, LLC (“Purchaser”) and OneWest Bank, FSB (“Seller”), and (ii) that certain Cooperation Agreement, made and entered into as of June 13, 2013, between Seller and Purchaser (the “Cooperation Agreement” and, together with the Purchase Agreement, the “Agreements”). The obligations of the Guarantor under this guarantee are continuing and will remain in full force and effect until the guaranteed obligations in the preceding sentence have been performed or paid in full. Guarantor acknowledges that it is making this guarantee to induce Seller to enter into the Agreements and that Guarantor is making this guarantee in consideration of Seller so entering into the Agreements. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Purchase Agreement.

This is a guarantee of payment and performance, and not of collection, and the Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Purchaser’s obligations or liabilities (other than in accordance with the terms of the Agreements), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee, as well as any provision requiring or contemplating performance by the Guarantor.

The Guarantor hereby waives, for the benefit of Seller, (i) any right to require the Seller, as a condition of payment or performance by the Guarantor, to proceed against Purchaser or pursue any other remedy whatsoever and (ii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Purchaser.

Without limiting in any way the foregoing guarantee, the Guarantor covenants and agrees to take all actions to enable Purchaser to adhere to each provision of the Agreements which requires an act or omission on the part of the Guarantor or any of its affiliates to enable Purchaser to comply with its obligations under the Agreements.

The Guarantor represents that it has all the requisite power and authority to execute this guarantee and to perform the actions required to be performed by it hereby. The Guarantor has duly executed this guarantee, and this guarantee constitutes a valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies.

The provisions of Article XII of the Purchase Agreement are incorporated herein, mutatis mutandis, except that notices and other communications hereunder to the Guarantor shall be delivered to Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409, Attention: Secretary and General Counsel (with a copy as provided therefor in Section 12.4 of the Agreement).

AGREED:

OCWEN FINANCIAL CORPORATION

By:	/s/ John Britti

Name:	John Britti

Title:	Chief Financial Officer and Executive
Vice President

ONEWEST BANK, FSB

By:	/s/ Brian Brooks

Name:	Brian Brooks

Title:	Vice Chairman